ROPES & GRAY
                   225 Franklin Street
               Boston, Massachusetts  02110
                     (617) 423-6100
             Telex Number 951973ROPES GRAY BSN
         Telecopier: (617) 623-2377 (617) 423-7841
                       (617) 423-6905


                      November 16, 1988

SteinRoe Variable Investment Trust
c/o Liberty Investment Services, Inc.
600 Atlantic Avenue
Boston, Massachusetts  02210

Gentlemen:

     We are furnishing this opinion with respect to the proposed offer and sale from time to time of an indefinite number of shares of beneficial interest (the "Shares") of Cash Income Fund, Government Guaranteed Securities Fund, Mortgage Securities Income Fund, Investment Grade Bond Fund, High Income Bond Fund, Managed Assets Fund, Managed Growth Stock Fund, Aggressive Stock Fund, Government Securities Zero Coupon Fund Matched Maturity Series 1991, Government Securities Zero Coupon Fund Matched Maturity Series 1993, Government Securities Zero Coupon Fund Matched Maturity Series 1996, Government Securities Zero Coupon Fund Matched Maturity Series 1998 and Government Securities Zero Coupon Fund Matched Maturity Series 2001 (each a "Portfolio"), each a series of SteinRoe Variable Investment Trust (the "Trust") being registered under the Securities Act of 1933 by the Registration Statement of the Trust on Form N-1A.

     We have acted as Massachusetts counsel for the Trust in connection with its organization and are familiar with the action taken by its trustees to authorize the issuance of the Shares.
We have examined its by-laws and its Agreement and Declaration of Trust, as amended, on file at the Office of the Secretary of The Commonwealth of Massachusetts and its by-laws and we have also examined such other documents as we deem necessary for the purpose of this opinion.

     We assume that appropriate action will be taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating sales and offerings of securities and that upon sales of the Shares the Portfolio issuing such Shares will receive the net asset value thereof.

     Based upon the foregoing, we are of the opinion that:

     1. The Trust is a legally organized and validly existing unincorporated voluntary association under the laws of The Commonwealth of Massachusetts which, unless terminated as provided in its Agreement and Declaration of Trust, shall continue in existence without limitation of time.

     2. Each Portfolio is authorized to issue an unlimited number of Shares and upon the issue of any thereof at net asset value and receipt by the Portfolio issuing the shares of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable by the Portfolio (although shareholders of the Portfolio may be subject to liability under certain circumstances as described in the Prospectus included in the Post-Effective Amendment to the Registration Statement of the Trust referred to above under the caption "Organization and Description of Shares").

     3. Under Massachusetts law, shareholders of the Trust will not be liable personally for contract claims made under any agreement, obligation or undertaking governed by Massachusetts law and containing a disclaimer of such liability or when adequate notice is otherwise given.

     We consent to the filing of this opinion with and as part of the Registration Statement of the Trust referred to above.

                               Very truly yours,


                               ROPES & GRAY
                               Ropes & Gray